Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

THE CHEFS’ WAREHOUSE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Other (1)	793,402 (2)	$29.19 (1)	$23,159,404.38	$110.20 per $1,000,000	$2,552.17
Total Offering Amounts					$23,159,404.38		$2,552.17
Total Fee Offsets							$0
Net Fee Due							$2,552.17

(1)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) for purposes of calculating the registration fee, is $29.19, which was determined based on the average of the high and the low prices of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), as reported on the Nasdaq Stock Market on August 8, 2023.
(2)	Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.